UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ____________)*

Cosine Communications, Inc.

(Name of Issuer)

Common Stock, $0.0001 par value

(Title of Class of Securities)

221222 10 2

(CUSIP Number)

February 4, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]  Rule 13d-1(b)
[  ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "Filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 221222 10 2

1.  Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     R. David Spreng

2.  Check the Appropriate Box if a Member of a Group

     (a)  [X]
     (b)  [  ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     United States of America

Number of                           5.  Sole Voting Power

Shares Beneficially                     22,500

Owned By Each                    6.  Shared Voting Power

Reporting                                 8,920,311

Person With                         7.  Sole Dispositive Power

                                              22,500

                                        8.  Shared Dispositive Power

                                             8,920,311

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

     8,920,311 Shares (R. David Spreng is the managing member of Crescendo Ventures - World Fund, LLC; Crescendo Ventures III, LLC; Crescendo      Capital Management, LLC; and Verbier Ventures, LLC; and the chief manager of Eagle Ventures WF, LLC. All but 22,500 of such shares are also      beneficially owned by each of such named entities as set forth herein).

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      [  ]

11.  Percent of Class Represented by Amount in Row (9)

      8.7%

12.  Type of Reporting Person

      IN

CUSIP No. 221222 10 2

1.  Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Crescendo World Fund, LLC

2.  Check the Appropriate Box if a Member of a Group

     (a)  [X]
     (b)  [  ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Delaware

Number of                           5.  Sole Voting Power

Shares Beneficially                     0

Owned By Each                    6.  Shared Voting Power

Reporting                                 1,738,575

Person With                         7.  Sole Dispositive Power

                                              0

                                        8.  Shared Dispositive Power

                                             1,738,575

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

     1,738,575 Shares

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      [  ]

11.  Percent of Class Represented by Amount in Row (9)

      1.7%

12.  Type of Reporting Person

      OO

CUSIP No. 221222 10 2

1.  Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Eagle Ventures WF, LLC

2.  Check the Appropriate Box if a Member of a Group

     (a)  [X]
     (b)  [  ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Minnesota

Number of                           5.  Sole Voting Power

Shares Beneficially                     0

Owned By Each                    6.  Shared Voting Power

Reporting                                 73,071

Person With                         7.  Sole Dispositive Power

                                              0

                                        8.  Shared Dispositive Power

                                             73,071

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

     73,071 Shares.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      [  ]

11.  Percent of Class Represented by Amount in Row (9)

      0.1%

12.  Type of Reporting Person

      OO

CUSIP No. 221222 10 2

1.  Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Crescendo III, LP

2.  Check the Appropriate Box if a Member of a Group

     (a)  [X]
     (b)  [  ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Delaware

Number of                           5.  Sole Voting Power

Shares Beneficially                     0

Owned By Each                    6.  Shared Voting Power

Reporting                                 6,753,255

Person With                         7.  Sole Dispositive Power

                                              0

                                        8.  Shared Dispositive Power

                                             6,753,255

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

     6,753,255 Shares.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      [  ]

11.  Percent of Class Represented by Amount in Row (9)

      6.6%

12.  Type of Reporting Person

      PN

CUSIP No. 221222 10 2

1.  Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Crescendo III Executive Fund, LP

2.  Check the Appropriate Box if a Member of a Group

     (a)  [X]
     (b)  [  ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Delaware

Number of                           5.  Sole Voting Power

Shares Beneficially                     0

Owned By Each                    6.  Shared Voting Power

Reporting                                 200,590

Person With                         7.  Sole Dispositive Power

                                              0

                                        8.  Shared Dispositive Power

                                             200,590

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

     200,590 Shares.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      [  ]

11.  Percent of Class Represented by Amount in Row (9)

      0.2%

12.  Type of Reporting Person

      PN

CUSIP No. 221222 10 2

1.  Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Crescendo Ventures III, LLC

2.  Check the Appropriate Box if a Member of a Group

     (a)  [X]
     (b)  [  ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Delaware

Number of                           5.  Sole Voting Power

Shares Beneficially                     0

Owned By Each                    6.  Shared Voting Power

Reporting                                 7,108,665

Person With                         7.  Sole Dispositive Power

                                              0

                                        8.  Shared Dispositive Power

                                             7,108,655

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

     7,108,655 Shares (Crescendo Ventures III, LLC is the general partner of Crescendo III, LP and Crescendo III Executive Fund, LP and is the      managing partner of Crescendo III, GbR. 7,093,062 of such shares are also beneficially owned by each of such named entities as set forth      herein). In addition, Crescendo Ventures III, LLC is general partner of Crescendo III, GbR, which is a partner in PRISMA German American      Venture Partners, GbR (PRISMA) and Crescendo Capital Management, LLC is the investment adviser of PRISMA. 15,603 shares are also      beneficially owned by such entities.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      [  ]

11.  Percent of Class Represented by Amount in Row (9)

      7.0%

12.  Type of Reporting Person

      OO

CUSIP No. 221222 10 2

1.  Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Crescendo III, GbR

2.  Check the Appropriate Box if a Member of a Group

     (a)  [X]
     (b)  [  ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Germany

Number of                           5.  Sole Voting Power

Shares Beneficially                     0

Owned By Each                    6.  Shared Voting Power

Reporting                                 154,820

Person With                         7.  Sole Dispositive Power

                                              0

                                        8.  Shared Dispositive Power

                                             154,820

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

     154,820 Shares (Crescendo III, GbR is a partner of PRISMA German American Venture Partners, GbR, which owns 15,603 shares and is managed      by its investment adviser Crescendo Capital Management, LLC; such 15,603 shares are also beneficially owned by such entities).

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      [  ]

11.  Percent of Class Represented by Amount in Row (9)

      0.1%

12.  Type of Reporting Person

      OO

CUSIP No. 221222 10 2

1.  Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Verbier Ventures, LLC

2.  Check the Appropriate Box if a Member of a Group

     (a)  [X]
     (b)  [  ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Minnesota

Number of                           5.  Sole Voting Power

Shares Beneficially                     0

Owned By Each                    6.  Shared Voting Power

Reporting                                 154,820

Person With                         7.  Sole Dispositive Power

                                              0

                                        8.  Shared Dispositive Power

                                             154,820

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

     154,820 Shares (Verbier Ventures, LLC is the managing partner of Crescendo III, GbR; such shares are also beneficially owned by Crescendo      III, GbR; 15,603 of such shares are also beneficially owned by PRISMA German American Venture Partners, GbR, an entity in which Crescendo      III, GbR is a partner and of which Crescendo Capital Management, LLC is the investment adviser; such 15,603 shares are also beneficially      owned by such entities).

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      [  ]

11.  Percent of Class Represented by Amount in Row (9)

      1.7%

12.  Type of Reporting Person

      OO

CUSIP No. 221222 10 2

1.  Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Crescendo Ventures - World Fund, LLC

2.  Check the Appropriate Box if a Member of a Group

     (a)  [X]
     (b)  [  ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Delaware

Number of                           5.  Sole Voting Power

Shares Beneficially                     0

Owned By Each                    6.  Shared Voting Power

Reporting                                 1,738,575

Person With                         7.  Sole Dispositive Power

                                              0

                                        8.  Shared Dispositive Power

                                             1,738,575

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

     1,738,575 Shares (Crescendo Ventures - World Fund, LLC is the managing member of Crescendo World Fund, LLC; such shares are also      beneficially owned by Crescendo World Fund, LLC).

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      [  ]

11.  Percent of Class Represented by Amount in Row (9)

      1.7%

12.  Type of Reporting Person

      OO

CUSIP No. 221222 10 2

1.  Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Crescendo Capital Management, LLC

2.  Check the Appropriate Box if a Member of a Group

     (a)  [X]
     (b)  [  ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Delaware

Number of                           5.  Sole Voting Power

Shares Beneficially                     0

Owned By Each                    6.  Shared Voting Power

Reporting                                 15,603

Person With                         7.  Sole Dispositive Power

                                              0

                                        8.  Shared Dispositive Power

                                             15,603

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

     15,603 Shares (Crescendo Capital Management, LLC is the investment adviser of PRISMA German American Venture Partners, GbR (PRISMA);      such shares are also beneficially owned by PRISMA.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      [  ]

11.  Percent of Class Represented by Amount in Row (9)

      0.0%

12.  Type of Reporting Person

      OO

CUSIP No. 221222 10 2

1.  Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     PRISMA German American Venture Partners, GbR

2.  Check the Appropriate Box if a Member of a Group

     (a)  [X]
     (b)  [  ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Germany

Number of                           5.  Sole Voting Power

Shares Beneficially                     0

Owned By Each                    6.  Shared Voting Power

Reporting                                 15,603

Person With                         7.  Sole Dispositive Power

                                              0

                                        8.  Shared Dispositive Power

                                             15,603

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

     15,603 Shares.

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      [  ]

11.  Percent of Class Represented by Amount in Row (9)

      0.0%

12.  Type of Reporting Person

      OO

Item 1.

(a)  Name of Issuer:   Cosine Communications, Inc.

(b)  Address of Issuer's Principal Executive Offices:   1200 Bridge Parkway, Redwood City, CA 94065

Item 2.

(a)  Name of Person(s) Filing:   Crescendo World Fund, LLC; Crescendo Ventures - World Fund, LLC; Eagle Ventures WF, LLC; R. David Spreng;       Crescendo III, LP; Crescendo III Executive Fund, LP; Crescendo Ventures III, LLC; Crescendo III, GbR; Verbier Ventures, LLC; PRISMA German       American Venture Partners, GbR; Crescendo Capital Management, LLC.

(b)  Address of Principal Business Office or, if none, Residence:   800 LaSalle Avenue, Suite 2250, Minneapolis, MN 55402.

(c)  Citizenship:   Crescendo World Fund, LLC - Delaware; Crescendo Ventures III, LLC - Delaware; Crescendo Ventures - World Fund, LLC -       Delaware; Eagle Ventures WF, LLC - Minnesota; R. David Spreng - United States of America; Crescendo III, LP - Delaware; Crescendo III       Executive Fund, LP - Delaware; Crescendo III, GbR - Germany; Verbier Ventures, LLC - Minnesota; PRISMA German Amerian Venture Partners,       GbR - Germany; Crescendo Capital Management, LLC - Delaware.

(d)  Title of Class of Securities:   Common Stock, par value $0.0001.

(e)  CUSIP Number:   221222 10 2.

Item 3.  If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)  [  ]  Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)  [  ]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)  [  ]  Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)  [  ]  Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)  [  ]  An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)  [  ]  An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)  [  ]  A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)  [  ]  A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)  [  ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of            1940 (15 U.S.C. 80a-3);

(j)  [  ]  Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount Beneficially Owned:   See responses to Item 9 on the attached cover pages.

(b)  Percent of Class:   See responses to Item 11 on the attached cover pages.

(c)  Number of Shares as to Which the Person Has:

     (i)    Sole Power to Vote or to Direct the Vote:   See responses to Item 5 on the attached cover pages.

     (ii)   Shared Power to Vote or to Direct the Vote:   See responses to Item 6 on the attached cover pages.

     (iii)  Sole Power to Dispose or to Direct the Disposition of:   See responses to Item 7 on the attached cover pages

     (iv)  Shared Power to Dispose or to Direct the Disposition of:   See responses to Item 8 on the attached cover pages.

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  [  ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding                Company

Not Applicable.

Item 8.  Identification and Classification of Members of the Group

See Attached Exhibit A.

Item 9.  Notice of Dissolution of Group

Not Applicable.

Item 10.  Certification

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2002

By: /s/ R. David Spreng	By: /s/ R. David Spreng	By: /s/ R. David Spreng
R. David Spreng	R. David Spreng	R. David Spreng
CRESCENDO WORLD FUND, LLC	CRESCENDO III, LP	CRESCENDO III, GbR
By: Crescendo Ventures - World Fund, LLC	By: Crescendo Ventures III, LLC	By: Crescendo Ventures III, LLC and Verbier Ventures, LLC
Its: Managing Member	Its: General Partner	Its: Managing Partners

By: /s/ R. David Spreng	By: /s/ R. David Spreng	By: /s/ R. David Spreng
R. David Spreng	R. David Spreng Managing Member	R. David Spreng Chief Manager
CRESCENDO VENTURES III, LLC	EAGLE VENTURES WF, LLC	CRESCENDO III EXECUTIVE FUND, LP
By: Crescendo Ventures III, LLC
Its: General Partner

By: /s/ R. David Spreng	By: /s/ R. David Spreng	By: /s/ R. David Spreng
R. David Spreng	R. David Spreng Managing Member	R. David Spreng Manager Member
CRESCENDO VENTURES - WORLD FUND, LLC	VERBIER VENTURES, LLC

By: /s/ R. David Spreng	By: /s/ R. David Spreng
R. David Spreng Managing Member	R. David Spreng Managing Member
PRISMA German American Venture Partners, GbR	Crescendo Capital Management, LLC

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)